Exhibit 99.1

FOR IMMEDIATE RELEASE

Office Properties Income Trust Enters into Restructuring Support Agreement with Noteholders to Reduce Debt and Strengthen Balance Sheet

Initiates Voluntary Chapter 11 Process to Implement Terms of Agreement

Receives Commitment for $125 Million in New Money Financing to Support Operations During Restructuring

RMR will Continue as Manager and Operations will Continue Uninterrupted During Restructuring

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Newton, MA (October 30, 2025): Office Properties Income Trust (“OPI” or the “Company”) today announced that it has entered into a Restructuring Support Agreement (“RSA”) with an ad hoc group (the “September 2029 Ad Hoc Group”) of certain holders of its senior secured notes due September 2029 (the “September 2029 Notes”) to restructure its corporate debt and allow the Company to substantially deleverage its balance sheet. The transactions contemplated by the RSA provide the Company with a significantly improved capital structure and reduced debt service obligations, including by the equitization of approximately $1 billion of existing notes, and allow the Company to increase liquidity while maintaining its business operations in the normal course.

To implement the restructuring contemplated by the RSA, OPI and certain of its subsidiaries have filed voluntary chapter 11 petitions (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas, in Houston, Texas (the “Bankruptcy Court”). Throughout this process, The RMR Group (Nasdaq: RMR) will continue to manage the Company and lease and maintain its properties without interruption. The Company will continue to honor its agreements with tenants, brokers and vendors in the ordinary course.

OPI has received a commitment for $125 million in new money, debtor-in-possession (“DIP”) financing from the September 2029 Ad Hoc Group to be syndicated to other holders of the September 2029 Notes. Upon Bankruptcy Court approval, this additional financing, together with cash generated from the Company's ongoing operations, is expected to support the business during the court-supervised process.

Yael Duffy, President and Chief Operating Officer of OPI, made the following comment:

“Following a thorough review of strategies to address OPI’s funded debt obligations, we are pleased to have reached an agreement with certain noteholders that will meaningfully strengthen OPI’s balance sheet by reducing leverage, lowering debt service obligations and simplifying its capital structure. We remain committed to serving our tenants and working with our brokers and other vendors with the continued support of our manager, The RMR Group. We expect no disruptions to our business or properties during the pendency of the proceedings and expect OPI to emerge as a more stable and financially flexible company, well positioned to advance its strategic initiatives.”

The RSA also contemplates a new management arrangement with RMR for an initial term of five years. Throughout the restructuring process, RMR will continue to manage OPI’s business in the ordinary course and expects no interruption or disruption to OPI’s day-to-day operations.

Additional Information

OPI has filed a number of customary “first day” motions with the Bankruptcy Court seeking approval to operate its business in the normal course during the court-supervised process. The Company expects the Court to approve these first day motions in the coming days.

Additional information regarding the Company’s court-supervised process is available at www.OPIrestructuring.com. Bankruptcy Court filings and other information related to the proceedings are available on a separate website administrated by the Company’s claims and noticing agent, Kroll Restructuring Administration LLC, at https://restructuring.ra.kroll.com/OPI; by calling Kroll toll-free at (877) 418-2778, or +1 (646) 825-3871 for calls originating outside of the U.S. or Canada; or by emailing Kroll at OPIinfo@ra.kroll.com.

Advisors

Latham & Watkins LLP and Hunton Andrews Kurth LLP are serving as legal counsel to OPI, Moelis & Company LLC is serving as investment banker, AP Services, LLC (an affiliate of AlixPartners) is serving as restructuring advisor, Joele Frank, Wilkinson Brimmer Katcher is serving as strategic communications advisor and Kroll Restructuring Administration LLC is serving as claims, noticing and solicitation agent.

About Office Properties Income Trust

OPI is a national REIT focused on owning and leasing office properties to high credit quality tenants in markets throughout the United States. OPI’s property portfolio consists of 124 wholly owned properties located in 29 states and the District of Columbia, containing approximately 17.2 million rentable square feet. As of June 30, 2025, approximately 59% of OPI's revenues were from investment grade rated tenants. In 2024, OPI was named as an Energy Star® Partner of the Year for the seventh consecutive year. OPI is managed by The RMR Group (Nasdaq: RMR), a leading U.S. alternative asset management company with approximately $39 billion in assets under management as of September 30, 2025, and more than 35 years of institutional experience in buying, selling, financing and operating commercial real estate. OPI is headquartered in Newton, MA.

WARNING CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. These forward-looking statements are based upon OPI’s present intent, beliefs and expectations, but these statements and the implications of these statements are not guaranteed to occur and may not occur for various reasons, some of which are beyond OPI’s control. For example:

•	This press release states that OPI’s business will continue without interruption, and OPI will lease and maintain its properties in the normal course. However, various factors beyond OPI’s control could cause service interruptions at OPI’s properties or adversely affect OPI’s ability to maintain and lease its properties.

•	The transactions contemplated by the RSA, the proposed DIP financing and other relief sought in the Chapter 11 Case remain subject to and contingent on court approval, which may not be granted, and may not be sufficient with cash on hand to support OPI’s business during the court-supervised process.

•	Ms. Duffy states that OPI expects to emerge as a more stable and financially flexible company, well positioned to advance its strategic initiatives. However, OPI may not realize the stability and financial flexibility it expects, and it may not successfully advance future strategic initiatives.

The information contained in OPI’s filings with the Securities and Exchange Commission, or SEC, including under the caption “Risk Factors” in OPI’s periodic reports, or incorporated therein, identifies other important factors that could cause differences from OPI’s forward-looking statements. OPI’s filings with the SEC are available on the SEC’s website at www.sec.gov.

You should not place undue reliance upon forward-looking statements.

Except as required by law, OPI does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.

Contacts

Investors

Kevin Barry, Senior Director, Investor Relations

(617) 219-1410

Media

Andrew Siegel / Michael Freitag / Mike Reilly

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

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